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                (TERRA INDUSTRIES INC. NEWS RELEASE LETTERHEAD)


      TERRA INDUSTRIES TO ACQUIRE AGRICULTURAL MINERALS AND CHEMICALS INC.

Sioux City, Iowa (August 9, 1994)--Terra Industries Inc. (NYSE symbol: TRA) today announced that it has signed a definitive agreement to acquire Agricultural Minerals and Chemicals Inc. (AMCI) from its shareholders who include Morgan Stanley Leveraged Equity Fund II and Transammonia, Inc. for $400 million. AMCI is a major producer of nitrogen fertilizer products and conducts its nitrogen operations through Agricultural Minerals Company, L.P. (AMCLP), a 60% owned, publicly traded master limited partnership. AMCI is also a major methanol producer.

AMCI reported net income of $26.8 million for the six months ended June 30, 1994 on revenues of $231.8 million. Had Terra acquired AMCI at the beginning of 1994 and including the effect of additional common shares expected to be issued in connection with the acquisition, Terra's pro forma earnings are estimated at $.63 per share for the six months ended June 30, compared with $.55 without the acquisition.

In making the announcement, Burton M. Joyce, Terra's President and CEO, said, "This is a great acquisition and a major step in executing Terra's long-range strategic plan. AMCI's two nitrogen manufacturing plants in Blytheville, Arkansas, and Verdigris, Oklahoma, are high quality plants and an excellent fit with Terra's existing fertilizer production business. Terra's manufactured nitrogen customer base will be expanded considerably by this acquisition, and we look forward to continuing to serve these customers in the future. The combination of AMCI's production facilities with Terra's doubles our nitrogen fertilizer capacity and gives us the opportunity to reduce our outside purchases of nitrogen fertilizer for resale through our retail network by more than 10%."

Annually, AMCI's plants produce over 1.4 million tons of anhydrous ammonia, 1.0 million tons of which are upgraded into 2.0 million tons of nitrogen solutions and 480,000 tons of urea. Terra manufactures 1.3 million tons of anhydrous ammonia, upgrading 600,000 tons into 1.0 million tons of solutions, over 250,000 tons of urea, and 100,000 tons of ammonium nitrate. The combination makes Terra one of the largest producers of nitrogen fertilizers in North America.

Joyce also said, "AMCI's methanol production--280 million gallons a year--from its plant in Beaumont, Texas, combined with Terra's 40 million gallons annually of methanol produced at its Woodward, Oklahoma, plant, makes Terra a leading methanol supplier. This major expansion of Terra's methanol capacity will allow the company to benefit from the current strong methanol market."

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Terra will pay $400 million for the stock of AMCI whose balance sheet included
$217 million of long-term debt at June 30, 1994. In addition, AMCI expects to have $86 million dollars of net working capital at closing. Concurrent with the closing, AMCI's stockholders will purchase for $4.0 million a call option from Terra at $.90 per gallon covering 130-140 million gallons of methanol per year for three years.

To finance the acquisition, Terra plans to use approximately $50 million of its own and AMCI's cash, issue $100 million in new common stock, and secure $250 million of additional short- and long-term debt. Terra's majority stockholder, Minorco, has given Terra an option to sell it approximately 13.3 million shares at $7.50 per share. This private placement would increase Minorco's ownership stake to 50.5 million shares or 60.5% of Terra's outstanding common stock. Citibank, N.A. has committed to provide all the debt financing to complete the transaction. Terra anticipates that some of the short-term debt will be replaced by permanent financing in the future. S.G. Warburg & Co. Inc. is acting as Terra's financial advisor, and Morgan Stanley & Co. Incorporated is acting as AMCI's financial advisor.

AMCLP's senior preference units currently trade on the New York Stock Exchange under the symbol, AMC. They will remain outstanding following the closing of the acquisition.

The acquisition is subject to regulatory review under the Hart-Scott-Rodino Act and the approval of Terra's shareholders. The transaction is expected to close by the end of October.

Terra Industries Inc., with 1993 revenues over $1.2 billion, is a leading producer and marketer of fertilizer, crop protection products, seed and services for agriculture.

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Contact:  Paula Norton
          (712) 277-5438